Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made on, and as of, the ________ day of ____________, 2008 (“Effective Date”), by and between The Park Avenue Bank (the “Bank”) and Nicole S. Stokes (the “Employee”).

INTRODUCTION

The Board of Directors of the Bank (the “Board”) has determined that it is in the best interests of the Bank to retain the Employee’s services and to reinforce and encourage the continued attention and dedication of the Employee to her assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Bank or the assertion of claims and actions against employees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Bank and the Employee hereby agree as follows:

1.           Employment.  Upon the terms and subject to the conditions contained in this Agreement, the Employee agrees to provide full-time services for the Bank during the term of this Agreement.  The Employee agrees to devote her best efforts to the business of the Bank, and shall perform her duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Bank.

2.           Duties.  The Employee shall hold the title of Vice President and Controller of the Bank, and shall report directly to such officer of the Bank designated by the President and Chief Executive Officer of the Bank.  The Employee shall render such administrative and management services for the Bank as are contemplated by the by-laws of the Bank, including those services currently rendered by her in such executive capacity.  The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank.

3.           Employment Term.  Subject to the terms and conditions hereof, the Bank agrees to employ, and the Employee hereby accepts employment under this Agreement, for two (2) years, commencing on the Effective Date, subject to the terms of this Agreement.  Additionally, subject to the terms of this Agreement, and in the sole discretion of the Board, this Agreement may be renewed annually, on or before the anniversary of the Effective Date, for another one (1) year period, with Board approval.  In the absence of a renewal, this Agreement will expire at the end of any current two (2) year term.

4.           Compensation and Benefits.

(a)           Base Salary.  As of the Effective Date of this Agreement, the Bank agrees to pay the Employee, during the term of this Agreement, an annual salary (“Base Salary”), initially at the rate of $105,362 per annum, payable in accordance with Bank’s normal payroll practices, with such payroll deductions and withholdings as are required by law.   The Employee’s Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Board (or a committee thereof) and, as so increased, shall, then, constitute the Employee’s Base Salary hereunder.

(b)           Annual Incentive Payment. In addition to other compensation to be paid under this Section 4, each year, during the term of this Agreement, the Employee shall be eligible to receive an annual incentive payment (the “Annual Incentive Payment”), which shall be a percent of Base Salary.  The amount actually awarded and paid to the Employee each year will be determined by the Board and will be based on specific performance criteria to be identified under a separate communication.  Any payments made under this section shall be paid as soon as is practicable following the close of the Bank’s financial statements for the preceding year but no later than March 15 following the calendar year in which the Annual Incentive Payment is earned.  For terminations of this Agreement prior to the end of the year, other than terminations pursuant to subsections (b), (c), (d) and (e) of Section 5 below, the Annual Incentive Payment shall be prorated and the Employee shall earn that portion of the Annual Incentive Payment allocable to the portion of the year of her employment.

(c)   Vacation.  The Employee shall be entitled to the number of days of paid vacation, plus all scheduled bank holidays, during each full year of her employment hereunder, in accordance with the general terms of the vacation policy adopted by the Bank.  In addition, upon any termination of employment, except a termination pursuant to Section 5(b) below, the Employee will be paid any remaining accrued vacation that has not been taken through the date of termination.

(d)   Reimbursement of Expenses.  The Bank shall reimburse the Employee in accordance with Bank’s expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Employee in the course of her duties conducted on behalf of the Bank.    The Bank shall also reimburse Employee’s reasonable expenses for attending continuing education courses necessary to maintain any certifications or licenses Employee may hold.  Additionally, all such reimbursements must satisfy each of the following requirements: (i) the reimbursement is provided for an expense that is incurred during the term of this Agreement, (ii) the amount of reimbursable expenses incurred in one of the Employee’s taxable years cannot affect the amount of reimbursable expenses available in another taxable year of the Employee, and (iii) the reimbursement payment is made no later than the end of the Employee’s taxable year following the Employee’s taxable year in which the expense is incurred.

(e)   Employee Benefits.  The Employee shall be entitled to participate in any employee benefit plans, now existing or established hereafter, that are generally available to employees of the Bank or senior officers of the Bank, and to all normal perquisites provided to senior officers of the Bank, provided Employee is otherwise qualified to participate in such plans or programs.  As part of its normal course of business, the Bank may amend and/or terminate employee benefits in its absolute and sole discretion.

(f)   Benefits Not in Lieu of Compensation.  No employee benefit or perquisite provided to the Employee, under this Agreement or otherwise, shall be deemed to be in lieu of Base Salary, bonus, or other compensation that is otherwise payable under this Agreement, provided that the reporting of any benefits shall be consistent with IRS regulations.

(g)   Vesting of Options on Retirement. Upon the termination of the Employee’s employment under this Agreement, caused by the retirement of the Employee under the retirement policies of the Bank, the Employee will immediately vest in any stock options, restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which the Employee is participating.
5.           Termination of Agreement.  This Agreement and the Employee’s employment hereunder, may be terminated at any time, by any party, for the reasons, and as provided, in this Section 5.

(a)           For purposes of this Agreement, “Good Reason” shall mean any action taken by the Bank, without the prior written consent of the Employee, that results in (i) a diminution in the Employee’s Base Salary, (ii) a material diminution in the Employee’s authority, duties, or responsibilities with the Bank, (iii) an action or inaction by the Bank that constitutes a material breach by the Bank of this Agreement; or (iv) any requirement of the Bank that the Employee relocate the office, from which she provides services to the Bank, more than fifty (50) miles from the offices of her present employment.

If a condition exists, as a result of actions taken by the Bank without the prior written consent of the Employee, that would create a Good Reason for the Employee to terminate this Agreement, and the Employee desires to terminate this Agreement for Good Reason, the Employee must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition.  Once notice is provided, the Bank has thirty (30) days to cure the condition to the Employee’s satisfaction.  If the condition is not remedied by the Bank within the thirty (30) day cure period, then the Employee may terminate this Agreement for Good Reason, and the Bank shall pay to the Employee, as the Employee’s sole remedy hereunder, a severance payment equal to one-half (1/2) times the Employee’s “Average Annual Compensation”, as defined in Section 6(b).  This severance payment shall be made by the Bank within thirty (30) days of the date of termination.

(b)   Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall terminate this Agreement, and shall not pay any benefit under this Agreement, if the Bank determines that the Employee committed one of the following acts while in the employ of the Bank, any of which acts shall constitute “Cause” for such termination:

(i)           Gross negligence in, or gross neglect with respect to, her duties;

(ii)           A material breach of this Agreement;

(iii)	Commission of a felony or of a misdemeanor involving moral turpitude;

(iv)
Fraud, disloyalty, dishonesty or willful violation of any law, regulation policy, practice, or code of conduct, of the Bank, to which the Employee is subject, committed in connection with the Employee's employment and resulting in an adverse effect on the Bank;

(v)
Ineligibility of the Employee to perform her duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Bank; or

(vi)	Willful and knowing violation of any federal banking law, state banking law or any regulation or rule promulgated thereunder, which violation is material to the safety and soundness of the Bank.

The termination of this Agreement for Cause shall only occur after the Board, in its sole and absolute discretion, has made a determination of “Cause”.

(c)          Death.  This Agreement shall be terminated automatically upon the death of the Employee.  In addition, the Employee will immediately vest in any stock options, restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which the Employee is participating at the time of termination of her employment.

(i)           The Employee shall designate a beneficiary by filing a written designation with the Bank.  The Employee may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Employee and received by the Bank during the Employee's lifetime.  The Employee's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Employee, or if the Employee names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Employee dies without a valid beneficiary designation, all payments shall be made to the Employee's estate.

(ii)           If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

(d)           Disability.  Both Employee and the Bank acknowledge and agree that, pursuant to this Agreement, Employee will assume a significant position with the Bank, which will require her consistent attention and presence.  Therefore, if (i) Employee has a medically-qualified condition, and, as a result of such condition, is unable to perform her duties and responsibilities as Vice President and Controller of the Bank and/or is unable to be present at work for more than ninety (90) consecutive days; or (ii) Employee otherwise qualifies for long-term disability by (a) a determination of total disability by the Social Security Administration, or (b) a determination of disability as defined under the Bank’s long-term disability policy (provided the disability definition is compliant with the requirements provided under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”)), then Employee acknowledges and agrees that such circumstances indicate that Employee is unable to perform the essential functions of her duties and responsibilities, and the Bank may terminate this Agreement and Employee’s employment. Unless otherwise determined by Section 5(g), after the termination for disability, the Bank shall continue to pay the Employee her Base Salary, at the then-effective rate, for a period of six (6) months, and during such period of time the Employee may continue to participate in all of the Bank’s employee benefit plans.  In addition, the Employee will immediately vest in any stock options, restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which the Employee is participating at the time of termination of her employment.

(e)           Voluntary Resignation.  If the Employee shall voluntarily terminate her employment for other than Good Reason, as defined in Section 5(a), this Agreement shall terminate immediately, and the Bank shall have no further obligation to make any payment under this Agreement which has not already become payable; provided, however, that, with respect to any stock options, restricted stock, incentive plans, deferred compensation arrangements, or other plans or programs in which the Employee is participating at the time of termination of her employment, the Employee’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Employee which may then be in effect.

(f)           Involuntary Termination Without Cause.  If during the term of this Agreement, the Employee’s employment is involuntarily terminated by the Bank without Cause, then the Bank shall pay to the Employee, as the Employee’s sole remedy hereunder, a severance payment equal to one-half (1/2) times the Employee’s Average Annual Compensation.  This severance payment shall be made by the Bank within thirty (30) days of the date of termination.  A termination of the Employee’s employment for disability, as contemplated under Section 5(d) of the Agreement, shall not constitute an involuntary termination of the Employee’s employment without Cause, as contemplated by this Section 5(f).

(g)           Payment of Benefits.  The Employee and the Bank agree that the provisions of this Agreement will be interpreted in a manner to comply with Section 409A.  For purposes of the application of Section 409A, the amounts payable to the Employee pursuant to this Agreement are intended to be excepted from the definition of nonqualified deferred compensation, pursuant to Treas. Reg. Section 1.409A-1(a).  Notwithstanding the foregoing, if the Employee is a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i), to the extent that any portion of the severance payments under Section 5 cannot be paid at the time(s) contemplated without violating Section 409A(a)(2)(B)(i), payment shall be delayed until the later of six (6) months after termination of employment (or any earlier date permitted under Treasury Reg. Section 1.409A-1(i) (or any successor guidance)) or the date the payment would otherwise be made.  Any payments that are so delayed shall be paid in one lump sum, in cash, upon the date the delayed payments can first be made.

6.           Change in Control Benefit.  If a Change in Control, as defined in Section 6(a), occurs, and the employment of Employee is terminated by the Bank without Cause, or by the Employee for Good Reason, within six (6) months before, or twelve (12) months following a Change in Control, the Bank (subject to the provisions of Section 6(c) and Section 6(e) hereof) shall pay to the Employee the benefits provided in this Section 6 (the “Change in Control Benefit”), within thirty (30) days of such termination or, if later, within thirty (30) days of the occurrence of the Change in Control.

(a)           “Change in Control”.  A “Change in Control” shall mean  (i) the acquisition, directly or indirectly, by any person (other than the Employee) acting individually or in concert with others or as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of securities of representing an aggregate of 25% or more of the combined voting power of PAB Bankshares, Inc., the parent of the Bank (“Bankshares”) or the Bank’s then outstanding voting securities, other than an acquisition thereof by: (A) any employee plan established by Bankshares or the Bank; (B) Bankshares or any of its “affiliates” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934), including the Bank; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; (D) a current director of Bankshares who was  a director of Bankshares on the Effective Date of this Agreement (the “Current Director”); and (E) the immediate family members of a Current Director, including the parents, spouse, children (and their respective spouses) and grandchildren of said Current Director, and any trusts or other legal entities, which are controlled by the Current Director and/or the immediate family members of the Current Director (collectively, “Director Related Parties”); (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors (of Bankshares or the Bank) cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Bankshares, as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, or (B) who was designated by a person who has entered into an agreement with Bankshares or the Bank to effect a transaction described in clause (i) or (iii) of this Section 6 (a)) shall be deemed a director as of the beginning of such period; or (iii) the stockholders of Bankshares or the Bank approve a merger or consolidation of Bankshares or the Bank with any other corporation other than (A) a merger or consolidation that would result in the voting securities of Bankshares outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of  any bank, at least 51% of the combined voting power of the voting securities of  Bankshares, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and provided that no person (other than a Current Director or Directed Related Parties), acting individually or in concert with others or as a “group,” acquires, directly or indirectly, the voting control of 25% or more of said voting securities, or (B) a merger or consolidation effected to implement a recapitalization of Bankshares (or similar transaction) in which no person (other than the Employee or a Current Director or Director Related Parties), acting individually or in concert with others or as a “group,” acquires, directly or indirectly, the voting control of securities of Bankshares representing 25% or more of the combined voting power of Bankshares’ then outstanding voting securities.

(b)           Amount of Benefit.  Subject to the provisions of Section 9, if this Agreement is terminated by the Bank, within six (6) months before, or twelve (12) months following, a Change in Control, as defined in Section 6(a), without Cause, or if, during said period of time, terminated by the Employee for Good Reason, pursuant to Section 5(a) or Section 14(a) of this Agreement, the Employee will receive a Change in Control Benefit equal to one (1) times the Employee’s Average Annual Compensation, as defined in this Section 6(b).  The term “Average Annual Compensation” means the average annual taxable earnings of the Employee for the five (5) full calendar years preceding the date of the Change in Control as reflected in Box 1 of the Employee’s W-2 for such years.  If the Employee has not been employed by the Bank for the entire five-year period, the Average Annual Compensation will be the average of the Employee’s annual compensation for the full term of the Employee’s employment with the Bank.  In addition, the Employee will immediately vest in any stock options, restricted stock, or other equity plans or programs in which the Employee is participating at the time of termination of her employment.

(c)           Consideration of Benefit.  As consideration for the benefit paid in this Section 6, the Employee (provided that the Employee is employed by the Bank on the date of a Change in Control), at the discretion of the successor organization (as contemplated in Section 14(a)), expressed in writing, hereby agrees that, notwithstanding the Employee’s election to terminate this Agreement for Good Reason pursuant to Section 14(a) hereof, the Employee will continue in the employ of the successor organization for a period of no less than six (6) months after the date of the Change in Control, at the same Base Salary and level of benefits being provided to the Employee, as of such date, pursuant to Section 4 hereof, exclusive of any compensation that might otherwise be provided to Employee under Section 4(b) hereof.  Further, the Employee shall receive payment of the amount of the Employee’s Change in Control Benefit, pursuant to the Employee’s previous election to terminate this Agreement for Good Reason under Section 14(a), within thirty (30) days from date of expiration of said six-month period or, if earlier than the expiration of said six-month period, within thirty (30) days from the date of a subsequent termination of employment by the Employee for Good Reason (as contemplated below in this Section 6(c)) or from the date of a subsequent termination of the employment of the Employee by the Bank without Cause.

However, if the Employee fails to remain employed for at least six (6) months with the successor organization (for any reason other than a subsequent termination of employment by the Employee for Good Reason, as provided in item (1) below, or a subsequent termination of the employment of the Employee by the Bank without Cause), or if the Bank terminates the Employee’s employment for Cause (as provided in item (2) below), then no benefits will be payable to the Employee pursuant to this Section 6; provided, that, if the Employee has previously elected to terminate this Agreement for Good Reason, pursuant to Section 14(a):

(1)	the Employee, prior to the end of said six-month period, may subsequently terminate her employment with the Bank for Good Reason, pursuant to:

(a) the provisions of items (i) and (iv) of Section 5(a) of this Agreement, and

(b) any subsequent failure by the Bank to pay the full amount of the Employee’s Base Salary and benefits, as contemplated and provided under this Section 6(c);

(2)
the Bank, prior to the end of said six-month period, may subsequently terminate the Employee’s employment with the Bank for Cause, but only upon the acts and provisions set forth in items (iii), (iv), (v) and (vi) of Section 5(b); and

(3)	the effective date of the termination of the Agreement shall be the date of the termination of the employment of the Employee, as contemplated and provided under this Section 6(c).

(d)           Tax Gross-up.  If due to a Change in Control, any benefit payable under this Agreement results in an excise tax, pursuant to Section 4999 of the Internal Revenue Code or similar state law, the Bank shall pay to, or for the benefit of, the Employee an amount sufficient to pay (i) the excise tax owed and payable by the Employee, including, subject to the Employee’s good-faith efforts to comply with applicable law and regulations relating to the timely filing (including extensions for filing) of the Employee’s relevant tax returns and the payment of the taxes when due, any interest and penalties thereon, (ii) any federal, state, local, and Medicare taxes owed and payable by the Employee, as a result of the Bank’s payment to Employee of the amount of such excise tax, including any interest and penalties thereon, and (iii) any additional taxes, interest and penalties that are related to the payments provided under (i) and (ii) of this sentence, as is necessary to ensure that the Employee retains an amount, after payment of the excise tax and all  such other taxes, interest and penalties, that is equal to the amount of the Employee’s Change in Control Benefit.

Further, if the amount paid to the Employee under this Section 6(d) is later determined to have resulted in, either, an overpayment to the Employee (“Overpayment”) or in an underpayment to Employee (“Underpayment”), the Bank and the Employee, as applicable, shall take the following actions:

(1)	in the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Bank to, or for the benefit of, the Employee;

(2)
in the case of an Overpayment, the Employee shall, at the direction and expense of the Bank, take such steps as reasonably necessary (including the filing of tax returns and claims for refund), follow reasonable instructions from, and procedures established by, the Bank, and otherwise reasonably cooperate with the Bank to correct such Overpayment; provided, however, that:

(a)           Employee shall  be obligated to return to the Bank an amount no greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authority, and

(b)           this provision shall be interpreted in a manner consistent with the intent of this Section 6(d), which intent is to make the Employee whole, on an after-tax basis, from the application of the excise tax, it being understood that the correction of an Overpayment may result in the Employee’s repayment to the Bank of an amount which is less than the Overpayment.

(e)           Application of Section 409A.  The Employee and the Bank agree that the provisions of this Agreement, including, but not limited to this Section 6, will be interpreted in a manner to comply with Section 409A.  For purposes of the application of Section 409A, the amounts payable to the Employee pursuant to this Agreement are intended excepted from the definition of nonqualified deferred compensation pursuant to Treas. Reg. Section 1.409A-1(a).  Notwithstanding the foregoing, if the Employee is a “specified employee” within the meaning of Treas. Reg. 1.409A-1(i), to the extent that any portion of the severance payments under this Section 6 cannot be paid at the time(s) contemplated without violating Section 409A(a)(2)(B)(i), payment shall be delayed until the later of six (6) months after termination of employment (or any earlier date permitted under Treasury Reg. Section 1.409A-1(i) (or any successor guidance)) or the date the payment would otherwise be made.  Any payments that are so delayed shall be paid in one lump sum in cash upon the date the delayed payments can first be made.

7.           Confidential Information.  The Employee recognizes and acknowledges that she will have access to certain information of the Bank and that such information is confidential and constitutes valuable, special and unique property of the Bank.  The Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Employee’s duties for or on behalf of the Bank, its successors, assigns or nominees, any Confidential Information of the Bank (regardless of whether developed by the Employee), without the prior written consent of the Bank.

The term “Confidential Information” means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, strategic plans, budgets, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by the Bank, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by the Bank, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person.  The Employee shall maintain in confidence, not disclose to any person, or use to the benefit of the Employee any Confidential Information of any person received as a result of the Employee’s employment with the Bank.

8.           Delivery of Documents upon Termination.  The Employee shall deliver to the Bank or its designee at the termination of the Employee’s employment all Confidential Information and all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee’s possession, custody, or control that are related in any manner to the past, present, or anticipated business of the Bank.

9.           Protective Covenants:  Employee Acknowledgements; Non-Competition; Non-Solicitation.

(a)           Employee acknowledges that, (i) by reason of the character and nature of the Bank’s business activities and operations, and, further, by reason of the scope of the territory in which the Employee will perform services for the Bank, it is necessary, in order to protect the Bank’s legitimate business interests, for the Employee to agree not to engage in certain specified activities at any time during the term of this Agreement and for a period of time thereafter; (ii) Employee's duties will include responsibility for, and extensive involvement with, the Bank’s business of banking and the provision of the financial products and services, as conducted and  provided by the Bank during the term of this Agreement (the “Business of the Bank”); and (iii) her duties and responsibilities will not be limited to any geographic region, but, instead, will require that her services be rendered in connection with the Business of the Bank, as conducted through all of the offices and locations of the Bank within the State of Georgia and the State of Florida, as the Bank’s Controller and, thereby, the officer of the Bank responsible for the management of the accounting and financial reporting function of the of the Bank.

Employee further agrees and acknowledges that, because of her association with the Bank and her knowledge of the trade secrets and confidential, proprietary information of the Bank that relate to the Business of the Bank, Employee's competition with the Bank, as (or with) a direct competitor in the same business would irreparably damage and impair the Business of the Bank.  Therefore, at all times during the term of this Agreement and, if applicable, during any period of time following a termination of this Agreement for Good Reason by the Employee, pursuant to Section 14(a) of this Agreement, that the Employee remains in the employ of the Bank or its successor, and for a period of twelve months thereafter (the “Restricted Period”), Employee will not, directly or indirectly, anywhere within the State of Georgia or the State of Florida, either: (a) for herself; (b) as a consultant, independent contractor, manager, supervisor, employee, officer, director, or stockholder, partner, member or trustee, of any bank, bank holding company, thrift, thrift holding company, or other Competing Business (as defined below);  or (c) through the investment of capital, lending of money or property, or rendering of services, engage in any Competitive Activity within the county, or, if a greater distance, within a fifteen (15) mile radius of the county, in which an office of the Bank is located, from which the Bank provided services, or solicited customers, and, otherwise, performed the Business of the Bank, during the term of this Agreement (the “Territory”).

“Competitive Activity” is defined as work, services, products, solicitation of customers, and other Business of the Bank, performed, provided, or supervised, by Employee or those under her control, which is the same as, or substantially the same as, the work, services, products, solicitations, and other Business of the Bank, performed, provided, or supervised, by Employee or those under her control, at any time during the term of this Agreement.

"Competing Business" shall mean any person, business, or entity, who, (or which), engages in the business of banking, or who (or which) sells, markets, distributes, or provides products and/or services that are the same, or substantially the same, as those sold, marketed, distributed, or provided, by the Bank during the term of this Agreement.

(b)           During the Restricted Period, the Employee shall not, and shall not permit any of her respective affiliates, employees, agents or others under her control who are engaged in the Business of the Bank to, directly or indirectly, on their own behalf or on behalf of any other person or entity, (i) call on any customer of the Bank located in the Territory for the purpose of soliciting the banking deposits or loans of, or other financial services and products provided by the Bank during the term of this Agreement for, such customer of the Bank, (ii) otherwise divert or attempt to divert any business from the Bank within the Territory, (iii) interfere with the business relationships within the Territory, between the Bank, on the one hand, and any of its respective customers or others with whom it has business relationships, on the other hand, (iv) recruit or otherwise solicit or induce, or enter into or participate in any plan or arrangement, to cause any person who is an employee of, or otherwise performing services for, the Bank to terminate his or her employment or other relationship with the Bank, or (v) hire any person who has left the employ of the Bank during the preceding twelve (12) months.

(c)           The Employee shall not at any time, directly or indirectly, use, or purport to authorize any person to use, any name, mark, logo, or other identifying words or images, which are the same as, or similar to, those used currently or in the past by the Bank, in connection with any product or service, whether or not such use would be in a business competitive with that of the Bank.

(d)           The ownership or control of up to five percent (5%) of the outstanding securities of any class of a bank or bank holding company doing business in the Territory, which has a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of the provisions of this Section 9.

10.           Publicity and Advertising.  The Employee agrees that the Bank may use the Employee’s name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by the Bank and may continue to use materials generated during the term of the Agreement for a period of twenty four (24) months thereafter.  The Employee shall receive no additional consideration if the Employee’s name, picture or likeness is so used.  The Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of the Employee’s name, picture or likeness by the Bank shall be and are the sole property of the Bank.

11.           Remedies.  The Employee acknowledges that the Bank would be irreparably harmed and that monetary damages would not provide an adequate remedy to it, in the event the covenants contained in either Section 7 or Section 9 were not complied with, in accordance with their terms.  Accordingly, the Employee agrees that any willful or intentional breach, or threatened breach, by her of any provision of either Section 7 or Section 9 shall entitle the Bank to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to it, and it shall be entitled to receive from the Employee reimbursement for all reasonable attorneys’ fees and expenses incurred by it in enforcing these provisions (unless the Bank is not the substantially prevailing party in any legal action brought for such purposes).  In addition to its other rights and remedies, the Bank shall have the right to require the Employee to account for, and pay over to it, all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by the Employee from any action constituting a willful or intentional breach of either Section 7 or Section 9. It is the desire and intent of the parties that the provisions of either Section 7 or Section 9 be enforced in full; however, if any provisions of Section 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable.  If any provisions of either Section 7, Section 9 or this Section 11, other than those described in the preceding sentence, are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

12.           Dispute Resolution.  Other than the Bank’s right to seek the remedies described in Section 11 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under this Section 12, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration.  In the event that either the Bank or the Employee demands arbitration, the Employee and the Bank agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

Initials:
______
Employee
_______
Company

(a)           Arbitration.  Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators.  If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator.  If any party fails or refuses to appoint an arbitrator, the arbitration shall proceed with one (1) arbitrator.

(b)           Demand for Arbitration.  In the event that the Employee or the Bank initially elects to file suit in any court, the other party will have sixty (60) days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration.  In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators.  In situations where suit has not been filed, either the Employee or the Bank may initiate arbitration by serving a written demand for arbitration upon the other party.  Such a demand must be served within twelve (12) months of the events giving rise to the dispute.  Any claim that is not timely made will be deemed waived.

(c)           Proceedings.  Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i)           The arbitration proceedings shall be held in the Valdosta, Georgia or at a site chosen by mutual agreement of the parties;

(ii)          The arbitrators shall be and remain at all times wholly independent and impartial;

(iii)         The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

Initials:
_______
Employee
_______
Company
(iv)        Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v)         The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(vi)        The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

(vii)       The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(viii)      The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at six percent (6%) per annum; and

(ix)           Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Initials:
_______
Employee
_______
Company

(d)           Acknowledgement of Parties.  The Bank and Employee understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement.  The Bank and Employee understand and agree that this Section 12, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Employee, which shall not be subject to arbitration.

(e)           Consultation.  Employee has been advised of the Employee’s right to consult with an attorney prior to entering into this Agreement.

13.           Indemnification.  To the fullest extent provided in the Bank’s by-laws and by Georgia law, the Bank shall indemnify and defend the Employee against any and all claims and civil actions arising out of her employment with the Bank.

14.           Miscellaneous Provisions.

(a)           Successors of the Bank.  The Bank, prior to the occurrence of a Change in Control, will use its best efforts to require any successor organization, by written agreement, in form and substance satisfactory to the Employee in her reasonable discretion, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it, if no such Change in Control had taken place.  Failure of the Bank to obtain such written agreement prior to the effectiveness of any such Change in Control shall entitle the Employee, subject to the performance by the Employee of any obligations under Section 6(c) of this Agreement (to the extent required thereby), to terminate her employment with the Bank for Good Reason as of the effective date of such Change in Control, and to receive the Change in Control Benefit from the Bank, in accordance with, and as determined under, Section 6 of this Agreement.  As used in this Agreement, “Company”, as hereinbefore defined, shall also include any such successor organization, as aforesaid, which executes and delivers the written agreement provided for in this Section 14(a), or which, otherwise, becomes bound by all the terms and provisions of this Agreement, by operation of law.

(b)           Employee’s Heirs, etc.  The Employee may not assign the Employee’s rights or delegate the Employee’s duties or obligations hereunder without the written consent of the Bank.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts would still be payable to the Employee hereunder as if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s designee or, if there be no such designee, to the Employee’s estate.

(d)   Notices.  Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, or postage prepaid. Such notice or communication shall be deemed given (i) when delivered if personally delivered; (ii) five (5) mailing days after having been placed in the mail, if delivered by registered or certified mail; (iii) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (iv) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile.  Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice.  Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Bank, to:	The Park Avenue Bank 3250 North Valdosta Road Valdosta, Georgia 31602 Attention: Chief Executive Officer
If to the Employee, to:	Mrs. Nicole S. Stokes 4725 Woodland Point Valdosta, Georgia 31602

(d)           Amendment or Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Chairman or Vice Chairman of the Board (which shall not include the Employee).  No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not set forth expressly in this Agreement.

(e)           Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f)           Unreasonable Compensation.  If any portion of the Compensation and Benefits provided by this Agreement should be deemed to be unreasonable or disproportionate to the services the Employee provides (under 12 C.F.R. 364 or other applicable law), the Bank shall reduce such Compensation and Benefits to the maximum amount that would be reasonable or proportionate, and such circumstance shall not constitute Good Reason for Employee’s termination of the Agreement.

(g)           Survival of the Employee’s Obligations.  The Employee’s obligations under this Agreement shall survive regardless of whether the Employee’s employment by the Bank is terminated, voluntarily or involuntarily, by the Bank or the Employee, with or without Cause.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)           Governing Law.  This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Georgia.

(j)           Captions and Gender.  The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein.  Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(k)           Effect on Prior Agreements.  This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects any other prior Agreement or understanding between the Bank and the Employee regarding the Employee’s employment.

IN WITNESS WHEREOF, the Employee and a duly authorized Bank officer have signed this Agreement.

THE EMPLOYEE:	THE BANK:
The Park Avenue Bank

_____________________________ Nicole S. Stokes	By: _____________________________ Name: M. Burke Welsh, Jr. Title: President and Chief Executive Officer

BENEFICIARY DESIGNATION

The Park Avenue Bank
EMPLOYMENT AGREEMENT

Nicole S. Stokes

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:
______________________________________________________________________________

______________________________________________________________________________

Contingent:  ______________________________________________________________________________

______________________________________________________________________________

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature   ______________________________

Date   __________________________________

Received by the Bank this ______ day of _________________, 2008.

By  ____________________________________

Title  __________________________________